Exhibit 10.1

                              [VIACOM LETTERHEAD]


                                          June 14, 2005




Thomas E. Freston
c/o Viacom Inc.
1515 Broadway
New York, NY  10036

Dear Mr. Freston:

          Reference is made to your employment agreement with Viacom Inc. ("Viacom" or the "Company"), dated July 1, 2004 (your "Employment Agreement"). This letter expresses our agreement concerning the assignment of your Employment Agreement to NEWCO (as defined below) on the following terms:

          1. Viacom has announced that its Board of Directors has approved the separation of the Company into two separate businesses (the "Business Separation"). The date on which NEWCO becomes a separate, publicly-held company is referred to herein as the "Effective Date".

          2. You agree that, notwithstanding any other provision of your Employment Agreement but subject to the provisions contained herein, Viacom will assign your Employment Agreement to the publicly held parent corporation ("NEWCO") that acquires, at a minimum, the assets (including associated contract and intellectual property rights) of MTV Networks, BET, Famous
              Music, the motion picture operations of the Paramount Motion Picture Group and Paramount Home Entertainment (as defined below), and NEWCO will unconditionally assume all obligations under your Employment Agreement. Upon such assignment and assumption, NEWCO will be responsible for all obligations of Viacom under your Employment Agreement and Viacom will be released from all obligations under your Employment Agreement. You agree that such assignment shall not constitute a breach of your Employment Agreement or provide you with "Good Reason" to terminate your employment pursuant to paragraph 8(b) of your Employment Agreement, based on the fact that NEWCO will not acquire all of the assets of the business units currently managed by you under your Employment Agreement. "Paramount Home Entertainment" refers to the Paramount unit that handles

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Thomas E. Freston
June 14, 2005
Page 2


              the physical distribution of all forms of home video for (i) MTV Networks, BET and the motion picture operations of the Paramount Motion Picture Group, and (ii) other entities pursuant to agreements with such entities.

          3. In the event of an assignment of your Employment Agreement in accordance with the terms and conditions set forth herein, it is further agreed that each reference to Viacom in your Employment Agreement will, as of the Effective Date, refer to NEWCO and that your Employment Agreement will, as of the Effective Date, be deemed to be amended as follows:

              A. Paragraph 8(b) of your Employment Agreement will be amended to replace clauses (v) through (ix) and the last paragraph of paragraph 8(b) with the following:

                  "(v) your removal from or any failure to re-elect you as the sole President and Chief Operating Officer of NEWCO (if you commenced serving in that position as of the Effective Date) or, if you are the Chief Executive Officer of NEWCO, as the sole Chief Executive Officer of NEWCO;

                  (vi) the failure to appoint you as the sole Chief Executive Officer of NEWCO on the earlier to occur of: (A) the date on which Sumner Redstone resigns from the position of Chief Executive Officer (or ceases to hold such position for any reason); and (B) December 31, 2007;

                  (vii) a change in reporting such that you do not report solely and directly to Sumner Redstone in his capacity as the Chairman and Chief Executive Officer of NEWCO or to NEWCO's Board of Directors before December 31, 2007 or, if earlier, the date on which Sumner Redstone resigns from the position of Chief Executive Officer of NEWCO (or ceases to hold such position for any reason), and, thereafter, a change in reporting such as you do not report to the Chairman of NEWCO or to NEWCO's Board of Directors; or

                  (viii) any other material breach by NEWCO of its material
                         obligations hereunder.

                  Notwithstanding anything to the contrary in this Agreement, NEWCO may sell or otherwise dispose of any New Business Unit (as defined below); provided, that the aggregate revenues of all New Business Units sold or otherwise disposed of within any six (6) month period during the Employment Term do not constitute more than 50% of the aggregate revenues of the New Business Units at such time, based on the NEWCO's

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Thomas E. Freston
June 14, 2005
Page 3




                  most recent quarterly financial statements. In making the calculation described in the proviso in the preceding sentence, NEWCO may include, on a pro forma basis, the revenues of any Potential New Business Unit (as defined below); provided, that, if NEWCO formally abandons (or it receives notification that the other party has formally abandoned) the negotiations relating to NEWCO's acquisition of a Potential New Business Unit whose revenues were included in the calculation referred to in the preceding sentence, NEWCO will promptly notify you of such abandonment and you can, by written notice to NEWCO within thirty (30) business days after NEWCO's notification to you, require the calculation to be made as of the date of such notification without including the revenues of such company. A "New Business Unit" shall mean any business unit of NEWCO including any business unit acquired after the Effective Date but excluding (i) any business unit which was a business unit managed by you prior to the date that you entered into this Agreement (e.g. MTV), and (ii) the motion picture operations of the Paramount Motion Picture Group. A "Potential New Business Unit" shall mean any business unit for which NEWCO is actively negotiating the acquisition under authorization from the NEWCO Board of Directors. "Effective Date" shall have the meaning set forth in that certain letter agreement dated June 14, 2005 between the parties to this Agreement. It is agreed that any sale of a New Business Unit by NEWCO shall be made only after the Board of Directors of NEWCO has meaningfully consulted with you regarding such transaction."

              B. Paragraph 8(g) of your Employment Agreement will be deleted in its entirety.

          4. Your outstanding stock options will be adjusted (a) in the same manner as other outstanding stock options held by employees of NEWCO are adjusted in connection with the Business Separation, and
              (b) in a manner that the Compensation Committee of the Viacom Board of Directors determines in good faith would eliminate any reduction in the value of your outstanding stock options that might otherwise be caused by the Business Separation.

          5. A. The number of restricted share units to be awarded to you after the Business Separation will be determined by (a) multiplying the closing price of a share of Viacom Class B Common Stock on the last trading day on the New York Stock Exchange before the Effective Date by 115,000, and (b) dividing this amount by the closing price of a share of Class B Common Stock of NEWCO on the Effective Date or, if the Effective Date is not a trading date, on the first trading day after the Effective Date, on the principal stock exchange on which the stock of NEWCO is traded.


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Thomas E. Freston
June 14, 2005
Page 4



              B. Your Employment Agreement provides that your next grant of restricted share units will be awarded during the first calendar quarter of 2006. It would be desirable for your next grant of restricted share units to be awarded by NEWCO. Accordingly, you agree that, if the Business Separation occurs after the end of the first calendar quarter of 2006 but before the end of the second calendar quarter of 2006, your next award of restricted share units could be granted during the second calendar quarter of 2006; if the Business Separation has not occurred by the end of the second calendar quarter of 2006, you will receive your next award of restricted share units from Viacom by the end of the second calendar quarter of 2006 and it is expected that such restricted share units will be adjusted by the Compensation Committee in the same manner that the restricted share units to be awarded to you after the Business Separation are adjusted pursuant to paragraph A above. It is acknowledged and agreed that the foregoing will in no way delay the vesting of such restricted share units, as provided for in your Employment Agreement.

          6. Subject to obtaining required approvals of the Board of Directors and the stockholders of NEWCO, any adjustment or change to, or adoption of a new, Senior Executive STIP will preserve the potential maximum bonus that could be paid under the current Senior Executive STIP.

          7. It is our current expectation that NEWCO will adopt benefits plans, retirement plans and other similar plans in order to provide you with benefits comparable to the benefits currently available to you; adoption of such plans would, among other things, be subject to obtaining required approvals of the Board of Directors and stockholders of NEWCO. The foregoing shall in no way limit any specific benefits provided to you pursuant to your Employment Agreement.

          8. Except as expressly provided for herein, your Employment Agreement will not be modified and will continue in full force and effect in accordance with its terms and nothing contained herein will in any way preclude you from disputing any actions taken by the Company in violation of this letter agreement or your Employment Agreement. In addition, this letter agreement will not be deemed to be a waiver of any term or condition of your Employment Agreement except as expressly provided for herein.


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Thomas E. Freston
June 14, 2005
Page 5




      Please sign, date and return all four (4) copies of this letter agreement to the undersigned for execution on behalf of Viacom; after this letter agreement has been executed by Viacom and a fully executed copy returned to you, it will constitute a binding amendment to your Employment Agreement.

                                          Very truly yours,

                                          VIACOM INC.



                                          By:  /s/ William A. Roskin
                                              ----------------------------------
                                              Name:   William A. Roskin
                                              Title:  Executive Vice President,
                                                      Human Resources and
                                                      Administration


ACCEPTED AND AGREED:


 /s/ Thomas E. Freston
--------------------------
    Thomas E. Freston

Dated:   6/14/05
      --------------------